EXHIBIT 99.2

Covenant Transportation Group, Inc.
Second Quarter Conference Call
July 25, 2007

Moderator:  Ladies and Gentlemen, thank you for your patience and holding; we now have our speakers in conference.  Please be aware that each of your lines is in a listen only mode.  At the conclusion of the presentation, we will open the floor for questions.  At that time, instructions will be given for the procedure to follow if you would like to ask a question.  I would now like to turn the conference over to President Joey Hogan, sir you may begin.

Joey Hogan: Thanks, Lindsey.  We would like to welcome everyone to the Covenant Transportation Group second quarter conference call.  Joining me on this call here are David Parker, CEO and Chairman of the Board, as well as various members of our senior management.  This conference call will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Please review our disclosures and filings with the SEC.

As a reminder to everyone on the call, a copy of our prepared comments and additional financial information is available on our website.  Due to the depth of the discussion on our press release, our prepared comments will be brief and then we'll open up the call for questions.

In summary, I want to reiterate David's comments in the release, that although there were unusual and infrequent items in the quarter, we view our results as disappointing.  I'm extremely proud, though, and encouraged that our employees, both driving and non-driving, desire to improve our results, staying focused on making quality, sustainable long-term decisions and also continue to provide great service to our customers.  Besides the infrequent items discussed in detail in our press release, the combination of a declining truck tonnage and a very competitive freight environment significantly slowed progress across all asset based companies.  The customer bid process accelerated to a fever pitch during the quarter with bids of 182% for the Covenant Transport subsidiary versus the second quarter of a year ago.  Simply put, the results of the bids and soft economy put pressure on our freight rates, decreased our fuel surcharge recovery, due to customers raising their fuel surcharge bases, and increased our non-revenue miles as we scrambled to haul the most profitable freight.

We would characterize freight flows during the quarter as slightly improving, but obviously not at the pace we historically see.  April was an O.K. month freight wise; May started out soft, improved towards the second half of the month, and basically held at that level throughout June.  We did not see a strong close of freight to the quarter.  We did see some weeks of increased activity during the quarter where capacity tightened up quickly, but those weeks were not obviously sustained.  From an operating standpoint, average miles per tractor declined 1.3% versus the second quarter of last year and our rates were up 2.1%, while our deadhead or non-revenue miles increased from 9.6% in the second quarter of last year to 11.1% this year.  The combination of these factors produced a .9% decrease in our average freight revenue per tractor per week.

Additionally, we discussed during the first quarter the impact of the soft freight market in the Southeast on our Star subsidiary and the transition of the former Covenant refrigerated trucks to our SRT subsidiary.  Both of these events required broker freight to keep the trucks moving and we saw our loads hauled through brokers jump to about 13% of total loads during the first quarter.  We have made progress in the network in that we have been able to reduce loads hauled through brokers to 10% of total loads during the second quarter, with ground being picked up significantly towards the end of the second quarter.  The overall effect on our operations hauling broker freight is negative, because fuel surcharge is not recovered and broker rates tend to be lower than other rates, excluding the portion that would be equivalent to fuel surcharge.  The positive is if the freight is in desired lanes, the load puts miles on the trucks allowing you a better opportunity to keep a driver motivated.  We fully expect to have this number reduced to below 8% of total loads during the third quarter, with a longer term goal of being under 5% on a consistent basis.

From a cost standpoint, excluding the one-time items, our pre-tax costs increased about $0.12 a mile over the second quarter of 2006.  Three items comprised a majority of the variance; fuel net of surcharge increased $0.39 a mile, capital costs, which we defined as leased revenue equipment, plus depreciation and interest, increased $0.34 a mile, and purchased transportation expense associated with our new Solutions subsidiary added $0.27 a mile of expense.  The issues around these three items were discussed in detail on our release.  For the foreseeable future, we expect our fuel costs, net of surcharge, to remain in the $0.23 to $0.24 cent per mile range, reflecting the new surcharge base program of our customers.  As stated in the release, our capital costs did reduce sequentially from the first quarter and we do feel those costs will continue to decline throughout the year.  Our fixed costs in total did decline versus the first quarter by about $0.02 cents a mile, largely attributable to the reduction in capital costs.

From a balance sheet perspective, we have been able to reduce our total indebtedness, including off balance sheet obligations by $28 million since year-end 2006.  During the quarter, our assets held for sale was reduced from $26.5 million to $17 million as of June 30, and should be lower than $10 million by year-end 2007.  As of June 30, 2007, the Company had approximately $26 million of available borrowing capacity under our credit facility.  The credit facility contains certain restrictions and covenants relating to, among other things, tangible net worth and cash flow coverage.  We are working with our bank group to amend our current credit facility to reflect our second quarter performance and allow compliance with all covenants as of June 30.  We will have these modifications completed by the time we file our second quarter 10-Q.

David will now give you an update on the business and our outlook for 2007.

David Parker:  Thanks, Joey.  First of all, I want to start off by verbalizing what I said in our earnings release statement. I want express my sincere regret and disappointment with our financial results for this second quarter of 2007.  Although the majority of the loss is attributable to three items we believe to be infrequent, and we know our ongoing business realignment would involve fluctuations in results, the results are nonetheless unacceptable.  There were a few operational improvements in the quarter, particularly the asset productivity of our regional service offering.  But these improvements were overshadowed by the overall numbers.  We are committed to a full evaluation of the Company strategy and we are leaving no stone unturned in our effort to improve the Company's results.  Fortunately, we have a strong balance sheet, many fine customers, a loyal employee base, and stable relationships with our lenders that provide a solid foundation for the Company as we continue the turnaround process.

Second, as an example of us continuing to examine our strategy to improve results, we have decided for our Covenant Transport subsidiary to unite the sales force under common management.  We felt when the restructure was announced two years ago, that focusing the efforts divisionally was a prudent path to allow ownership and specialty of products.  Today we now feel a focused, consistent message for our sales associates and customers is the most critical need.  The sales force will be empowered and held accountable to sell all products of all divisions.  And in that regard, we made the decision to reassign Jeff Paulsen and Jeff Taylor, both with prior successful sales backgrounds, to help run the day-to-day operations of a united sales force.  Their 100% focus now will be on sales.  The General Managers of the division within the Covenant Transport subsidiary will be much more focused operationally to move to make sure the best service for our customers and drivers are achieved.

Third, from a financial and operating perspective, we've had four goals internally that we considered stepping stones of progress that we wanted to accomplish in the first half of 2007.  Number one, we wanted to grow our revenue per truck by 3% over the first half of 2006.  We were basically flat at about a half percent increase.  We underestimated the vigor of the competitive environment, which Joey was discussing earlier, concerning the amount of bids that happened in the first half.  Second, we wanted to grow our Solutions subsidiary to an $8 million run rate by the end of the second quarter.  We did exceed that goal; we're currently on an $18 million run rate.  Third, we wanted to hold our variable costs, net of fuel surcharge, to $0.91 to $0.92 cents per mile.  Excluding the two large insurance claims in the quarter, we operated the second quarter at slightly under $0.96 cents a mile, higher than we expected in the second quarter.  We discussed in the release the major reasons for the variance related to fuel.  Fourth, we wanted to lower our fixed costs to about $51 million by the second quarter.  Excluding the plane impairment charge, we accomplished this goal.  After the Star acquisition in September of 2006, our fixed costs increased to $55 million in the fourth quarter of 2006, and we knew long term that that area had to come down.  We expect this area to continue to decline throughout this year.

The results of the lackluster revenue per truck movement, combined with the net fuel cost increase, the operating leverage kicked in backing up our operating results.

Fourth, what our goals are for the second half of 2007?  Our near-term goal is to break even for the second half of 2007, possibly posting a loss in the third quarter, followed by a small profit in the fourth quarter.  We believe this is achievable with help from the economy, our customers, vendors, and favorable results from the disposition of our assets held for sale.  Of course, it is by no means certain that we can achieve this goal, and we caution our stockholders, employees, and customers that we are anticipating a slow and modest improvement given the current freight environment.

We will now go ahead and open it up for questions.

Moderator:  Thank you, ladies and gentlemen.  At this time the floor has been opened for questions.  If you would like to ask a question, please press the star key followed by the one key on your touch-tone phone now.  Questions will be taken in the order in which they are received, and if at any point you need to remove yourself from the questioning queue, press star 2.  Please limit your questions to one at a time.  Again, to ask a question, press the star key, followed by the one key on your touch tone phone now.

Our first question comes from Justin Yagerman, with Wachovia Securities.  Sir, please go ahead.

Justin Yagerman:  O.K.  Good afternoon, gentlemen.

Unknown:  Hey, Justin.

Justin Yagerman:  I guess, just on your last comment there, David, you said that your hope is to break even on the back half of the year, but you mentioned both in your remarks just now and in the release, that that's predicated on a little help from the economy.  What happens if you don't get that?  Are you still able to achieve that goal?

Joey Hogan:  Justin, what we're anticipating is the second half of the year to be – usually what the second half does, even during the recession time.  Now, as you know, quite honestly, in October/November last year, the Christmas season did not happen during that time.  I'm anticipating that it will be better than it was last year, or at least these numbers are anticipating that at least a normal type fourth quarter of the year in relationship to a slow economy.

Justin Yagerman:  O.K., so as long as we see some kind of peak season this year, hopefully you'll be able to meet that goal.

Joey Hogan:  That is correct.

Justin Yagerman:  All right.  Just a question on the losses on the tractor and equipment sales, your competitors are posting gains consistently for several quarters and you guys have been posting losses.  What's different about the way that you're accounting for that equipment, or different about the equipment that you're selling?  Is there an issue with the way you've been depreciating that equipment or, you mentioned that part of your expectation of improvement is gains on assets held for sale.  Do we have reason to believe that there are gains to be had on those assets?  I guess that ties in directly to what your real book value is right now.

Joey Hogan:  Yes, let me clarify the statement, the favorable disposition of our assets held for sale means that we sell it, not what we get when we do sell it.  So, that's our issue, from our standpoint is, the market did slow throughout the second quarter and we just – that's what that statement means, that we are able to continue to move our assets.  Going back to your first question, we do things a little bit differently than our competitors.  We take any preparation costs, once an asset is parked for sale or designated to sell, we take any costs to prepare that asset for sale and show that against proceeds from the sale of that asset.  So, if it takes us $1,000, $2,000, $3,000 to prep a truck for sale, that goes in addition to our book value against the proceeds.  And so, I do know that that's a meaningful difference because a lot of trucking companies don't do that.  We have done that forever because we want to isolate what that cost is as well as to, see, try and recover that cost as best as possible in the sale process.  So we do do something different.

Justin Yagerman:  That's different from any of your public competitors?

Joey Hogan:  Well, I think the ones I've talked to, a lot of them don't do it that way.

David Parker:  Most of them put it in the maintenance

Joey Hogan:  Yeah, they leave it in the maintenance expense, what we would call our operations and maintenance line.

Justin Yagerman:  Off the top of my head I don't know, so I'll have to look into that.  You mentioned that you're right now in negotiations with your lenders to make sure that you remain within your covenants.  Where are you guys on a debt to even dollar basis, right now where is your covenant and, if you are in breach at the moment, what are you going to have to do to get out of that situation?

Joey Hogan:  Excluding the two insurance claims, and the plane impairment charge, we are within our cash flow coverage and our fixed charge coverage.  We'd still trip our minimum tangible net worth ratio.  Now including those, which we do, we're out of compliance on our two cash flow leverage-type ratios.  We expect any day that we will have waivers to allow us to bridge the gap until the formal amendments are done.  I don't anticipate that our actual covenants will change, except for the tangible net worth covenant.  Our banks have been very supportive; we verbally talk to every single one of them, Bank of America has done a good job of help leading them through that, and so we'll get the waiver, which will get us through until we get the amendment done, the amendment will be done – we have targeted by the 7th of August, which is before our Q is filed.

Justin Yagerman:  Is that typical?  I mean when a lender is looking at the financial ratio to the company, that they would take the extraordinary event, such as you're describing, out of their calculations, or because as you said, you are out of covenant on that including those issues.

Joey Hogan:  Well, I mean it's not – we're not excluding it – it's only for a point of explanation that says, excluding those two, what we call, infrequent events, we would have been in compliance on the two, what I call, the two main covenants.  I'm not able to exclude them.  Nevertheless, I've tripped those covenants.  But it does help give somebody comfort on – O.K., yeah I see that, yeah, $0.14 a mile isn't ongoing and frequent.  Yes, you don't have other planes that you're going to sell and take charges on, but nevertheless they're part of your results, but if you haven't have had that, you would have been in compliance.  I only said that for a point of explanation on where we are relative to our covenants and our financial condition.  So, they aren't going to take them out.  It's just - we're just working through the process to get the amendments.

Justin Yagerman:  O.K.  I guess when it comes to the insurance on the things – the extraordinary events you had here relating to some '04/'05 stuff, why wouldn't your prior policies cover the extent of the damage going on here in terms of these claims?

Joey Hogan:  Well, I believe the prior policies – I believe our policies are very – are good policies.  Throughout any quarter, any large accident, things can turn against you relative to the facts and circumstances that's going to change your view and ultimate outcome of the case, and that's what happened in these two.  Should I have known it sooner - yeah, we've argued that internally and whatever those are, what were the events and circumstances that happened that would have affected when we would have recorded these sooner.  But nevertheless after going through those, we had information move against us on these two that caused us to have to record the new ultimates on those.

David Parker:  I forget who it was, Justin, in '05, the deductible was saying $2 million.  So, you know, you're eating the first couple a million dollars of that accident, period.  So, that's what happened.  We had it on the books that X - one of those accidents, the police report absolutely said that it's not our fault, not our fault.  And so, you put a reserve there based upon the information you got, and it ended up getting changed, the venue, to a very liberal state of Alabama from a very conservative state of Indiana.  And, I'm sitting in here three weeks ago with in-house and outside counsel on this particular accident that said we got a lot of things in our favor, the car was going around the truck in snow and ice and 70 miles an hour, got ahead of us, spun out, hit the guardrail, went all the way over on the interstate, and we hit this car.  The police report said not your fault, the attorney sitting in a room with me about three weeks ago said we got a lot of good stuff, the negative side is that it is in the state of Alabama, in their home city, where they live at with two small children that were involved in the accident.  They said, David, this claim, we take it to court, and we will, the claim is between zero and ten million dollars.  What do you want to do?  I settled for two. That's what ended up happening.  So I had to process from '05 when you get the police report that says that it's not your fault, and it's going to happen in a conservative state of Indiana, for two years you go, we had it on the books at X, until three weeks ago you determine that X is not going to be the answer.  So do I gamble and say zero to ten million dollars?  And I decided not to.

Justin Yagerman:  I hear ya.

David Parker:  So, that's one of those two accidents.

Justin Yagerman:  O.K.  Given where you guys are to your book value – I don't know if you're willing to comment or not – have you been approached by any kind of financial or strategic investors recently that are interested in your assets?

David Parker:  No comment.

Justin Yagerman:  I guess the last question pertains to SRT and then I'll turn it over to somebody else, I'm just trying to understand – it looks like the reefer market, despite what was sounding like a decent produce season, may have had some issues in the quarter – I know one of your reefer competitors posted disappointing results for this quarter – what's going on there?  Is it just getting more competitive like the rest of the market or is there something in the reefer dynamics that’s hurting those markets, given that SRT is usually a very well performing asset for you guys?

David Parker:  First of all, your first question on just the reefer, on the produce side of the area of the market.  There is no doubt that the freeze - when the freeze hit the first quarter, it hurt.  Now keep in mind that those vineyards are planted in November for harvest in the springtime.  Well, that springtime absolutely did not happen and it just curtailed into the early part of May kind of timeframe.  Now in June, when strawberries and cherries and that type of freight started coming out of there, lettuce - more heavily in the last 45 days of July, the end of June, all of July, the produce side of that is probably back to about 80% of where you and I would think it would be in July.  The freight coming out of there, pretty heavy, but it just started happening about a month ago.  Now, going forward, all the seasons will be normal unless the November plantings become frozen in January.  But if it doesn’t become another freeze like it did this year, the wintertime will be normal produce harvesting out of there.

Justin Yagerman:  Got it.

David Parker:  Hope that answers your question on the produce side of it.  The refrigerated side, SRT, because you're exactly right, they have always been a great performer and the refrigerated side also slowed down in the first six months and then also in the second quarter.  Keep in mind, you have those 175 trucks in January and Covenant gave him about $20 million, when I say him, gave SRT, about $20 million of revenue associated.  Now for SRT to operate where SRT has to operate at, that $20 million was going to be $30 million.  The (inaudible) starting January 15th of what you and I know of the economy is in today, $20 million went down to about $15 million, but his other $90 million worth of business went down to $85 million. So that’s what they had to react heavily on the broker side of the business, but the broker side has been dropping very nicely for SRT.  To give you an idea, 30% first quarter, currently 13-15% of their business is with broker, and so you are really starting to see a big gap starting to take place on the good side of fuel surcharge recoverability on the SRT side as they get less dependent upon the broker.  So hopefully you understood that.

Justin Yagerman:  Yeah, I got it.  Thanks a lot, guys, I appreciate it.

Moderator:  Thank you for your question, sir.  The next question comes from John Barnes with BB&T Capital Market.  Sir, please go ahead.

John Barnes:  Thanks.  Good afternoon, guys.

John Barnes:  David, when you talk about all options are on the table, and pursuing strategic alternatives, have you retained anybody in terms of an advisor in this process?

David Parker:  No.

John Barnes:  Are you planning on it or are you doing it all internally?

David Parker:  John, when it comes to outside stuff it would be us internally, the board.

John Barnes:  O.K., very good.

John Barnes:  Can you talk a little bit about the disposition of the assets?  I guess I have two questions.  Number one, the disposition of the aircraft and the loss there.  I understand in trying to get the cost structure right.  One, who did you sell the aircraft to, and two, given the loss that you incurred on the sale of that aircraft, did that balance out the cost savings of owning it and operating it yourself?  How did you weigh the loss versus any potential cost save?

David Parker:  I'll let Joey talk about the second part of that.  The first part of it, the reason for it, John, was actually a meeting with our top management today, 50 or 60 people or more or how many we have with telephones.  I told them about the airplane and I told them that as we are in a continuous mode of cutting costs, we have given Joey a goal at Covenant to cut costs X amount, and as you know, the plane was definitely very, very active.  You had to have multiple people on that plane to utilize it and I just couldn't look myself in the mirror and knowing that I'm telling people - watch how much water you are drinking - and I'm running out here and getting on an airplane and I just could not do that.  So, that was the reason why we determined, shut the airplane down if nothing else for the looks of our internal people that are going to help us turn this company around.  So, that's the reason for the standpoint of the sale and all that stuff.  I don't know if you guys have something to add there or not, Joey.

Joey Hogan:  The plane's not sold, first of all.  We made the decision to sell the plane and park it for sale.  The charge we took was basically a reflection of the difference between what it's worth and what we owe because we lease the plane.  So, the plane is in the market to be sold, so we feel like we put a very, very fair number on valuing that.  The savings that we get from making that decision, we paid back that loss, if you will, and hopefully sooner but probably in about 18 months.  But nevertheless, that combined with what David said earlier, we made a decision that it was the right thing to do, long term for the company.

John Barnes:  O.K.  In terms of your liquidity and your availability under your revolver and that type of thing, given that you are in violation or that you kind of busted the covenants in this quarter and are looking for the waivers and renegotiating those – when you go through that process, is there any chance that the bank group lowers, reduces the size of the revolver and cuts into your availability?  Is there any concern about liquidity here?

Joey Hogan:  Is there a chance?  Yes.  I would put a very, very, very small chance on that.  I fully expect that the revolver will stay the size of where it is and we have had indications that that would be the case.  We have not made a 100% decision if we need any relief on any covenant levels yet other than a tangible net worth covenant.  I don't think that would change but it could possibly change a little bit.  Pricing, we could have obviously an effect pricing wise, but I think it is a little early for me to say that.  So, I'm not concerned about availability with this group.

John Barnes:  Again, along those lines, do you have a feel for, you know, I used to be in the business a long time ago and anytime we went through this there was a fee associated with waiver modeling, providing waivers on covenant relief and that type of thing.  Do you have a feel for, are you looking at any additional charges associated with just bank fees and that type of thing as you go through that process?

Joey Hogan:  There could be.  To get the waiver, I don’t anticipate any fees for that, but the eventual amendment, depending on the extent of it, the extent that we choose to change all the covenants, or one, I think that’s obvious, possibly there could be some fees associated with that.

John Barnes:  Are they material enough to impact earnings in the third and fourth quarters or is it negligible?

Joey Hogan:  I would say it is more negligible.

John Barnes:   And just lastly, with your discussion about the bid pipeline in the first quarter being up so substantially, have you seen that ease yet?  Has that kind of run its course, or is there more to come?  And in terms of any potential lost business that you experience, can you give us an idea in terms of magnitude of what kind of rate cuts was loss business being bid at?

David Parker:  John, it's David. I want to say that 95% of that process is over with.  All the major, major bids are final and all of that's over with.  We don't see that going forward as being a major issue.  Would the pricing, holding, fuel surcharges change?  That's really what we saw among all our companies and so we don't see any more deterioration in that.

John Barnes:  O.K.

David Parker:  Does that answer your question good enough?

John Barnes:  Yeah, that's fine, that's fine.  Alright, thanks for your time, guys.

Moderator:  Thank you. Our next question comes from Chad Jones with Morgan Keegan.  Sir, please go ahead.

Chad Jones:  Hey, David.  Hey, Joey.

Joey Hogan:  Hey, Chad.

Chad Jones:  If I could ask you a question related to drivers.  I guess in light of the result, it seems like the seated tractor counts held up fairly well.  Are you guys experiencing any type of increases in driver turnover?

Joey Hogan:  We had a tough beginning of the second quarter.  SRT through the change, the acquisition that it made, its turnover did go up as it sorted through that driver base.  It did impact SRT's results of just too many unseated trucks.  One of the divisions inside Covenant Transport had a similar type of issue.  I can say where we are today, that we are very excited.  As you all know on the phone, typically the summer months are the real, real tough period to hold onto drivers because they have other options, whether it is construction, or farming, or warehousing, or whatever that is.  As of today, we are basically full.  We might have across all companies 50 old trucks.  I'm really excited about that. I think we are spending a lot of time with our drivers and all of our companies to make sure that they clearly understand where we are.  We are pretty pleased where we are right now.  It did affect us, Covenant Transportation Group, throughout the second quarter.  But I do think in the third quarter it should not be as much of a drag as it was in the second quarter and that's something that we are real excited about.

Chad Jones:  What I was trying to get at was, just in light of the performance, has there been any change in employee morale or unusual uptake in attrition along those lines, and it certainly doesn't sound like it from your answer.

Joey Hogan:  No, I think that obviously, anytime, this time we're all focused as well, is what I would like to call it.  We know where we are and the least thing that we can do is to make sure that everybody knows clearly and honestly where we are and what we need to do to get to where we need to be and I think that's what we are doing with people, including our drivers, and I was with orientation with them this afternoon and I was very straight up exactly where we are and what I need from them, and I'm pretty pleased from that standpoint.  I'm not going to say that we're sitting here high-five-ing everybody right now, but I think that the group is focused on where we need to go and morale is good.  I would say morale is good.  People have concerns and we've got to address those.

Chad Jones:  Sure.

David Parker:  Every employee, Chad, from driver to the in-house, from Star to SRT, we have meetings.  Those guys have been spoken to exactly the way we are speaking to you now or any time we talk to you.  It is very, very upfront, the good, the bad, and the ugly, and, as you know, what you find the vast majority of the time, it may be ugly to your employees, but if you are open and tell them what's in your heart, the vast majority of them rally around that and that is what we have seen for two years.

Chad Jones:  O.K. One of my concerns is that the reasons you cited for the impact of fuel on the numbers, certainly that is the concern is, if the freight environment doesn't improve materially, it seems like industry issues are going to continue to be sort of an overhang for you.  Am I looking at that wrong?

David Parker:  It depends, number one, you're not looking at it wrong if you believe that SRT is going to stay at 20 or 30% brokers.  That's a gigantic, to give you an idea, SRT because of the broker amount is about 8 cents a mile, Chad.  It's a big, big number on their number.  Star for instance, in the last 60 days, has gone from, they have cut their brokerage dependence down 50%, that it is now under 10%.  That around 8% (inaudible) around 15-16%.  Covenant through this has always been 4-5% number that everybody wants to be at is around less than 5%, so yes, will it get back to where it was, no.  Not based upon the fuel surcharges that have changed.  But will it stay where it is at?  The only way it would is if SRT and them don't make any improvements and both of them have made 50% improvements in that one category.

Chad Jones:  Are they giving up in terms of fuel surcharge when they go from broker to contract at all?  It seems like from what you are saying in the release that some of your new business has taken a step back in terms of surcharge in order to sort of maintain rates, I guess, as you shift from broker freight over to contract.  Are you getting a less favorable surcharge?

David Parker:  The answer is yes on your existing business that went out for bid up 182%, which is probably about 100 accounts.  You definitely got worse fuel surcharge on those, but then when you take 15-30% of $230-$240 million of revenue and say 30% of it is with brokerage and you reduce it to below 10% that goes from zero fuel surcharge to at least a fuel surcharge.

Chad Jones:  Sure.

David Parker:  Now, whatever, that takes them back into the favorable numbers - at the end of the day it's this, does it go back to the second quarter last year?  No.  Does it stay where it is at today?  No, it improves.

Chad Jones:  O.K.  I know it's tough to sort of peel the onion on, I guess, but the rate was actually up year over year, if you look at it on a loaded-mile basis, about 2%, but certainly that’s being influenced by the amount of brokerage freight you are hauling as well as the (inaudible).

Chad Jones:  Is there any way you could sort of give us a ballpark range or sort of, you know, maybe what the base rates did year over year and I know that stuff to do because there is a lot of, you know, moving parts with the restructuring going on, which changes and freight mix, but if you kind of back all that out, or are rates off 2%, are they flat just kind of on your base business?

Joey Hogan:  Well, I mean, I think that we, in the release, we went through kind of the impact of, you know, rates and issues of by divisions/companies.  Yes, Star is affecting the overall mix of our rates, there is no question.

David Parker:  For the good.

Joey Hogan:  Yes, for the good.  If you look at the pieces as we said, I mean, SRT's rates declined slightly, deadhead is one of the issues affecting that as far as rate for total mile.  Dedicated's fell a little bit.  Expedited's were flat.  Covenant Transport's regional business was up a little bit.  So that is kind of, of course you don’t have Covenant's reefer business anymore and Star's did affect the overall business.  So, if you kind of look at the groove between Regional, Dedicated, Expedited, it's down two to up one in that range.

Chad Jones:  O.K., that’s fair.  A couple other quick ones.  Any guidance from a tax rate assumption?  You know, you alluded to changing the tax rate in the release, but based on being, I guess, maybe break even in the second half of the year or what would be something we should look at modeling?

Joey Hogan:  Chad, I think it is somewhere based on the current year's expectations for the year.  Of course, mine, ours would possibly be different from yours.  If we achieve our results, and the same with yours, the rate should be more flat if you will, throughout the rest of the year.  It's probably, I want to say it's around 20% effective rate, somewhere in that range, but I'd be remiss to say that without going to look at in particular.

Chad Jones:  O.K., no that's helpful.  And then one, could you just comment on the first three and a half weeks of July and then the last one would be, you know, with some concerns about debt covenants and that sort of thing.  And certainly cap-ex has been kind of a rollercoaster ride with pre-buys.  What would be sort of a normal maintenance cap-ex figure for Covenant assuming it was all done on balance sheet, given where your fleet stands today?

Joey Hogan:  For Covenant Transportation Group, and it's been a few quarters since I've done that, it's around $45 to $50 million.  That and dispositions on an ongoing basis is what the maintenance cap-ex number would be, around $50 million.

Chad Jones:  O.K.  That net of the dispositions?

Joey Hogan:  That's correct.

Chad Jones:  O.K., and then any comments on July so far would be helpful, and I'll give up to somebody else.

David Parker:  Chad, July we have not seen any improvement.  We have not seen business take off.  July, I will say that it's more, it is a typical feeling July, so I don't want to, I'm trying not to read anymore into that myself than what I'm reading.  It's a typical July.  The last three or four weeks of June were pretty decent weeks and the July went into typical.  I will tell you that the optimism is higher going into August, not because, I want to think not because, it's just because we're getting to August, but we really see some business, good business opportunities that are in the process of hitting for all three companies, just right around the corner.  So, all three companies' presidents are pretty optimistic about that, but I've got to tell you July is a typical July and it's nothing that says the Christmas season is going to happen here in July.

Chad Jones:  Sure, O.K., well I appreciate the commentary, guys.

Moderator:  Thank you for your question, sir.  Next question comes from Ed Wolfe with Bear Stearns.  Sir, please go ahead.

Ed Wolfe:  Hey, guys, thanks for this call.  I know it's trying for you guys.  First, just a little bit about what's going on in the marketplace.  Can you talk about, you know, you said that it feels like pricing is kind of done its thing other than the fuel surcharge.  Are there parts of the market whether it's long haul versus regional, or reefer versus dry van, that feel more competitive than the others and same question for geography?

David Parker:  Hey Ed, I've got to tell you that for the group, it's all feeling pretty competitive.  Actually, for the first five months of the year, rates were driving 90% of its shippers' decisions.  And, we truckers were folding like a stack of cards.  And I will say for the last month that the irrational requests are not happening and there's more dialog among all three companies when their customers are pricing.  I think that maybe the market is, I guess we could say that maybe it's bottomed out and pricing is not absolutely ruling every discussion you have with a customer.

Ed Wolfe:  But in terms of relative to different geographies or different products, is there any difference?

David Parker:  Yeah, Ed, not really, not really.  You've got your typical, you know east coast will be up and east coast will be down, and Dallas will be up, and Dallas will down, but no, I don't think that there's any one geographical area.  Maybe the northwest - northwest has been ugly pretty much all year, all year long, the northeast, I mean the northwest has been.  You know, the southeast, as you know, has led this slowdown, and the southeast, but I will also say that just within the last month, that Star has started hitting a lot of accounts in the southeast.  I'm encouraged about that, but the southeast has definitely led the economic slowdown.

Ed Wolfe:  O.K., and then the court ruling yesterday on the hours of service, if that were to be implemented, have you looked at, and what's your sense in terms of the impact of utilization?

David Parker:  First of all, I have not studied what the impact would be, because the impact if they keep the sleeper berth rules as they currently are, would indicate that they would keep them as they currently are, and not give you the freedom of going in and out.  The only thing they did is reduce your amount of hours you can run and the only thing they did is did away with the 34-hour restart, one thing you and I both know, it's negative.  But I have not put a pencil and paper with my people to say is that 2% or 5%, but it is a negative number.  I think the chances of that happening are very, very small.

Ed Wolfe:  The negative, is there a certain length of haul where it's not a negative, and a certain length of haul where it's particularly an issue?

David Parker:  No, no.  If they, it is an issue for any length of haul when freight is slow, because you cannot stop the clock, whether it's the existing rules today or the existing rules tomorrow, unless they went back to a couple of years ago rules, and as long as you cannot stop that clock, then whenever it is slow, in whatever city that you are waiting for your next load, no matter what the length of haul it was to get there, then that truck is going to be beating up on his hours.

Ed Wolfe:  O.K.  Just getting to more Covenant specific stuff right now.  When we look at liquidity, you know you've got 3,700 some odd tractors and 9,000 trailers; roughly, what percentage of those tractors and trailers or how many tractors and trailers are completely unencumbered, they are not leased, they don't have any covenants on them, you know, if you needed to sell some in the market you could.

Joey Hogan:  Well, we could sell all of them, whether they're leased or not, of those amounts.  On the tractor side there's only about 500 that are leased now.  In the past, it's been larger just because we had quite a few walk-aways with our Volvos, most of those are coming out this year anyway, and so right it's about 500 of the 3,700 that's leased.  The trailer's still is a big number but so far as we reduced the trailer fleet because I want to say we're down about 600 trailers from where we we're back in the fall, you know, we've been able to work through that with our lessors.  I don't have the exact number of what's leased versus owned.

Ed Wolfe:  Is more than half that are leased?

Joey Hogan:  Oh yeah, oh yeah.

Ed Wolfe:  O.K., we can get that off-line.  And you said in your release there's a couple terminals for sale.  Can you talk about what your expectations for the market value of those are at least where they are and how big they are?

Joey Hogan:  We actually made the decision back last fall as we went through kind of asset utilization, that there were three facilities that we feel just weren't efficiently being used.  One in Dalton, Georgia, one in Oklahoma City, and one in Little Rock.  We sold the Little Rock facility pretty quickly, we've basically almost sold our Oklahoma City property already, and the Dalton facility will sell, it's a very valuable property, and I have no concerns about recouping what we have on the books for the two remaining ones.

Ed Wolfe:  Can you tell us what you have them on the books for?

Joey Hogan:  I don't think we've disclosed that anywhere, it's not a huge number.  I think the two that we have left to sell are less than $3 million bucks value between the two, but those are out there.

Ed Wolfe:  O.K., and if I'm looking at the $26 million revolver and the $7 to $10 in assets for sale for the rest of the year, is that pretty much the liquidity that you have outside of your cash flow right now?  Is it possible to securitize some receivables or some assets?

Joey Hogan:  Well, the receivable's already in a securitization product right now, we keep that pretty much loaded up as best as we can, just because of the finance cost, the cheaper finance cost in that.  We do have some other facilities.  We don't have any plans to sell any other facilities, we've really kind of gotten those down to a point to where all those that we have we're utilizing, we're talking about possibly moving one or two, but I don't see us reducing much more there.  Is there some liquidity there – if we had to, yes.  But it's not tens of millions of dollars.

Ed Wolfe:  Am I right on the $26 million revolver and the $7 to $10 for assets that, give or take, should give you $33 or $35 million or so of liquidity?

Joey Hogan:  Yeah.  And our cap-ex for the rest of the year in the net basis, after this position is we're pretty much done.  We're about at what we're going to spend for the year.  I think that we do have some possibilities in our letters of credit.  There's no reason, none, that if I were on the phone, I don't have a problem saying it, that there's no reason that some of the letters of credit out there are as high as they are and they will come down.  But yet there's some other, and that could be fairly significant.  We have I want to say about $66 million of letters of credit outstanding right now and our exposure continues to decline fairly rapidly, especially with these two cases that we settle in the second quarter.  So, we're hopeful that that will happen, you'll see some relief in late the second half, but we're not counting on that in our "Covenant projections" but that could be several, about $10 to, let's say $10 to $30 million of liquidity that that could free up.

Ed Wolfe:  Thank you for that.  David, you know obviously getting rid of the plane is a start and sends a message, but given the trouble and the difficult market, why not dramatically reduce the fleet and just take steps to really shut down major parts of business that's not working?  Sell whatever assets you can and bring in some cash and close some accounts and some bad business?

David Parker:  Ed, those are very, very fair questions and stuff that we are consistently evaluating and stuff that is always on the table.  You know that we feel like, and I know that the numbers are not showing it, but we do feel like that we look on a division-by-division situation, numbers out there that SRT is going to be SRT and is very close to at least getting into the mid to mid lower 90's kind of number, and I believe that, I believe that right around the corner from achieving that with SRT, not just because of their track record, but because of what I'm seeing within their company, the expense side as well as the replacement of brokers and where their utilization is at today.  Star, again I will say that, Star has had two fatalities in 26 years of operating, unfortunately, they had one of those two in the month of June that they had to reserve X amount of dollars for the month of June.  Preferably they'll go another 13 years without having a fatality, by the end of the day, if you're not getting close to that fatality, they had a 94½ OR.  Star is in the process of getting to at least respectable numbers.  The Expedited side of the business either operated at a 88 OR, that division did, the teams within that division this year, their utilization is up 5% over last year, in a year that they operated very, very nicely.  The problem that they've had is that their teams have gone from being 80%, they'll never be 100, nor do we want it to be 100, but it went from being an 80% team, 78% team, down to about 62, 63% team drivers and they have got a big crusade at being successful right now.  They have already added just in two weeks, they have internally recruited and added about 4% on top of that 63 or so, so they're in the high 60s now.  I know that those teams are operating very profitable even in today's environment.  That leaves about 250 singles within that environment that, at the end of the day, the trucks within that environment have got to run teams, or at least 78% team.  And if that means that you've got 100 to 150 trucks that we all look around say we'll never, they're not going to run teams, we cannot get them to run teams, then that is a question that we want answered.  And that question will have to be answered probably in the next 30 days because of this expense that they are having internally of teaming, getting the teams going.  Then when you get to the Dedicated side, guys, I tell you, Dedicated is very close.  If I was going to, you know, I don't know what it holds in August, but just based upon what I'm looking at I really believe in the third quarter, not in the month July, forget July, but I really believe that Dedicated in August or in September will be in the mid 90s on operating ratio.  So Dedicated is very close.  There is about (inaudible).

David Parker:  (Inaudible) decision owned within Dedicated.  Then OTR would have gotten 570 trucks, that's not what you and I want it at, but it's getting better every day, I mean revenue per truck is up 11%, but it's not where we got to be at, as that's the one that we're all continuously evaluating so there 570 trucks there, but we're impressed with what they have done, and but they're not there yet, and when you take away, back, the 3,700 trucks and I just told that there's 150, 50 Dedicated, probably 100 in Expedited, that a decision needs to be made on and if the decision is to remove those 150 trucks out of that, I really believe that we will have about 3,000 trucks operating between mid '90s and say mid '90s, so I mean '93, '4, '5, whatever number you want to pose in just a few more months, whether that's two months or, but we're right on the cusp I believe of that happening of 3,000 of our trucks.

Ed Wolfe:  But David, I got to tell you, somebody whose been listening, you know you've been right on the cusp now for a long time and the market is going away from you and you're running out of time from a financial standpoint.  It just feels like, you know, you just without hesitation rolled off what I count 850 trucks that aren't there and should be gone.  It feels like it's time to act and am I missing something there?

David Parker:  Ed, are you missing something?  Maybe not.

Ed Wolfe:  O.K., fair enough, and I've got to ask this because you did write in this, we're committed to full evaluation of a strategy, you and your family control 23% and based on what I'm looking at on my screen, Covenant employees and directors and insiders have 29% of the company, are you open to either selling the company or buying the company in, and are either of those in the realm of things you would consider?

David Parker:  Hey, I've been very open to the board.

Ed Wolfe:  O.K., appreciate the candor and the time and I know this is tough so I appreciate it.  Thank you.

Moderator:  Thank you for your question, sir.  Next question comes from Donald Broughton from AG Edwards.  Sir, please go ahead.

Donald Broughton:  Good afternoon, gentlemen.  You there?

David Parker and Joey Hogan:  Yes, yes.

Donald Broughton:  Oh O.K., good.  According to the, at least according to the K, last time I've gotten this all square against your competitors, the average age of the trucks was one and a half years, average of the trailers was 2.8, what are you going to do on the truck trade, you eluded to it a little bit earlier, Joey, is it reasonable to assume that you're just going to shut down truck trades pretty much till the end of the year in order to (inaudible)?

Joey Hogan:  No, we're continuing on our equipment plan from replacing condos at a certain time, solo trucks at a certain time, or (inaudible) reefers, we're not altering our trade schedules at all.

Donald Broughton:  That would be a way that you could end up with more free cash in the short-term, correct?

Joey Hogan:  That is correct.

Donald Broughton:  A little bit of housekeeping, owner operators end of quarter, what was the count?

Joey Hogan:  Around 120.  I'm pretty sure on that, Don, I'll check and holler at you later, but I think it was 120 that we ended at, all companies.

Donald Broughton:  When do you think that, I know that you've got other issues as to filing the Q, but when do you think that we might, maybe place it on the website to see a more complete balance sheet cash flow for the quarter, even if it's an unaudited statement?

Joey Hogan:  Typically, we wait 'till the Q, is what we've done in the past, I'm not anticipating changing that, but our Q will be filed on August the 9th, is when it's due, it's due by that time.

Donald Broughton:  With Connelly's purchase of CFI or pending purchase of CFI, you know at one point that was a big customer of yours, can you give me some context as to, I know it's been declining in the past several quarters, but the year-over-year basis with the change in the amount of business, you used to list them, a couple years ago, I can remember you listed them as one of your largest, if not your largest customer.

David Parker:  We just got back with them about 4 or 5 months ago, Don, and it's immaterial.  I think there's 40 teams or so running in that Con-way network, so it's not a lot, it's not much at all.

Donald Broughton:  Alright, fair enough, the rest of what I need I can get off-line.  Thanks, gentlemen.

Joey Hogan:  Thanks, Don.

Moderator:  Thank you for your question, sir.  Next question comes from Tom Albrecht with Stephens, Inc.

Tom Albrecht:  Yeah, I just, excuse me, my questions have been answered, thank you.

Moderator:  Again ladies and gentlemen, if you would like to ask a question, please press the star key followed by the one key on your touch-tone phone now.  O.K., Mr. Hogan, there are no further questions in the queue at this point.

Joey Hogan:  We just want to say thanks, guys, for joining us and we'll be talking to you.

Moderator:  Thank you for today's participation in the teleconference.  This does conclude today's call, you may now disconnect.

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